EXHIBIT 99.2

American Eagle Outfitters, Inc.
 August 2008

Recorded Sales Commentary Transcript dated September 3, 2008

Good afternoon and welcome to the American Eagle Outfitters August 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended August 30, 2008 increased 3% to $320.0 million, compared to $311.3 million for the four weeks ended September 1, 2007. Comparable store sales decreased 5%, compared to a 9% increase for the same period last year.

Our business improved throughout the month, as customers responded well to the AE denim and tee event. The men's business delivered comparable store sales in the positive high single-digits, while the women's business declined in the mid-teens.

Direct to consumer sales increased 36%, driven by increases in both unique customer visits and conversion.

Yesterday, AE stores were updated with our Fall One assortment. And this Friday, we look forward to a marketing event highlighting AE jeans.

Regarding our outlook, we continue to expect third quarter earnings per share to be in the range of $0.31 to $0.36. This compares to $0.45 per share last year.

Thank you for your continued interest in American Eagle Outfitters.